Exhibit 99.12

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

January 11, 2013

Drexel Hamilton Centre American Equity Fund
45 Rockefeller Plaza, Suite 2000
New York, NY 10111

Ameristock Mutual Fund, Inc.
1320 Harbor Bay Parkway, Suite 145
Alameda, CA 94502

Ladies and Gentlemen:

I.           Introduction

We have acted as counsel to Drexel Hamilton Centre American Equity Fund (the "Acquiring Fund"), a segregated portfolio of assets of Drexel Hamilton Mutual Funds, a Delaware business trust (the "Trust"), in connection with the Reorganization provided for in the Agreement and Plan of Reorganization and Termination, dated as of October 9, 2012, among the Trust, on behalf of its series, the Acquiring Fund, Ameristock Mutual Fund, Inc. (the "Acquired Fund"), a Maryland corporation, Drexel Hamilton Investment Partners, LLC, and Ameristock Corporation (the "Agreement").  Pursuant to paragraph 5.4 of the Agreement, Acquired Fund and Acquiring Fund have each requested our opinion as to certain of the federal income tax consequences to Acquired Fund, Acquiring Fund and the stockholders of Acquired Fund (the "Acquired Fund Stockholders") in connection with the Reorganization.  Each capitalized term not defined herein has the meaning ascribed to that term in the Agreement.

II.           Relevant Facts

Acquired Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act").  Acquiring Fund is a series of the Trust.  The Trust is registered as an open-end management investment company under the Act.

Drexel Hamilton Centre American Equity Fund
Ameristock Mutual Fund, Inc.

The Agreement and the Reorganization have been approved by the Board of Directors of Acquired Fund (the "Acquired Fund Board") and by the Board of Trustees of Trust (the "Acquiring Fund Board").  The terms and conditions of the Reorganization are set forth in the Agreement.

Pursuant to the Agreement, Acquired Fund will transfer all of its Assets to Acquiring Fund solely in exchange for shares (including fractional shares) of beneficial interest of Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all the Liabilities of Acquired Fund existing at or after the Effective Time of the Reorganization.  At the Effective Time, Acquired Fund will distribute all of the Acquiring Fund Shares that it receives in connection with the Reorganization to Acquired Fund Stockholders in constructive exchange for all of the then outstanding shares of the stock of Acquired Fund (the "Acquired Fund Shares"), and as soon as practicable thereafter will liquidate and terminate is registration as an investment company and its corporate existence.  Upon completion of the Reorganization, each such Acquired Fund Stockholder will be the owner of full and fractional Acquiring Fund Shares that are equal in value as of the Closing to the value of the Acquired Fund Shares such Acquired Fund Stockholder held prior to the Reorganization.

The investment objective of Acquired Fund is to seek total return through capital appreciation and current income. The Acquired Fund pursues its investment objective principally by investing in common stocks, focusing on large capitalization companies headquartered in the United States; to achieve the current income component of the Acquired Fund's investment objective, the Acquired Fund invests primarily in companies that pay dividends. The Acquired Fund may also invest up to 20% of the total value of the Acquired Fund's stock holdings in stocks of companies headquartered outside of the United States.

The investment objective of Acquiring Fund is long-term growth of capital.  The Acquiring Fund pursues its investment objective by investing at least 80% of its net assets, plus borrowings for investment purposes, in equity securities of large-capitalization U.S. companies.

According to the Form N-CSR filed by Acquired Fund with the U.S. Securities and Exchange Commission (the "SEC") on August 31, 2012 for the period ended June 30, 2012, substantially all of Acquired Fund's assets were, at that time,  invested in common stock across various industries.

According to the Form N-CSRS filed by Acquiring Fund with the SEC on December 7, 2012 for the period ended September 30, 2012, substantially all of Acquiring Fund's assets were, at that time, invested in common stock across various industries, entirely in the United States.

Drexel Hamilton Centre American Equity Fund
Ameristock Mutual Fund, Inc.

In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of Acquiring Fund relating to the Reorganization and such other documents and materials as we have deemed relevant.  For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of Acquired Fund and Acquired Fund Manager (as applicable):

(1)           The Agreement and Reorganization have been duly approved by the Acquired Fund Board.

(2)           Acquired Fund: (a) is a "fund" as defined in Section 851(g)(2) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"); (b) has qualified for treatment as a regulated investment company under Part I of Subchapter M of Chapter 1 of Subtitle A of the Code (a "RIC") for each taxable year since the commencement of its operations and qualifies for treatment as a RIC during its current taxable year which includes the Effective Time; (c) has invested its assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and (d) has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

(3)           The Acquired Fund Adviser has operated the business of Acquired Fund in the ordinary course between the date of the Agreement and the Effective Time, including the declaration and payment of customary dividends and other distributions and any other distributions deemed advisable in anticipation of the Reorganization.  From the date it commenced operations through the Effective Time, Acquired Fund has conducted its "historic business", within the meaning of Section 1.368-1(d)(2) of the regulations promulgated by the U.S. Department of Treasury (the "Treasury Regulations"), in a substantially unchanged manner.  Before the Effective Time, Acquired Fund has not (a) disposed of and/or acquired any assets (i) for the purpose of satisfying the investment objective or policies of the Acquiring Fund in order to satisfy the standard for the Reorganization being conducted on a tax-deferred basis under the Code, (ii) for any other reason except in the ordinary course of its business as a RIC, or (b) otherwise changed its historic investment policies.

(4)           The Acquired Fund Stockholders will receive no consideration pursuant to the Reorganization other than Acquiring Fund Shares.

(5)           The Acquired Fund Stockholders will pay any expenses incurred by them in connection with the Reorganization.

(6)           The Liabilities of Acquired Fund to be assumed by Acquiring Fund in the Reorganization have been incurred in the ordinary course of Acquired Fund's business or were incurred by Acquired Fund solely and directly in connection with the Reorganization.

Drexel Hamilton Centre American Equity Fund
Ameristock Mutual Fund, Inc.

(7)           During the five (5) year period ending at the Effective Time, (a) neither Acquired Fund nor any person "related", within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations, to Acquired Fund has  acquired Acquired Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Acquired Fund Shares, except for Acquired Fund Shares redeemed in the ordinary course of Acquired Fund's business as an open-end investment company as required by Section 22(e) of the Act, and (b) no distributions have been made with respect to Acquired Fund Shares, other than normal, regular dividend distributions made pursuant to Acquired Funds historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid, within the meaning of Section 561 of the Code, referred to in Sections 852(a)(1) and 4982(c)(1)(A) of the Code.

(8)           Without limiting the effect of paragraph 7 above, the aggregate value of the acquisitions, redemptions and distributions referred to in such paragraph and paragraphs 4 and 5 of the certificate provided to the Firm by Acquiring Fund and Acquiring Fund Manager does not exceed fifty percent (50%) of the value (without giving effect to such acquisitions, redemptions, and distributions) of the Acquired Fund Shares at the Effective Time.

(9)           (a)           To your knowledge, there is no plan or intention of the Acquired Fund Stockholders to redeem, sell or otherwise dispose of (i) any portion of their Acquired Fund Shares before the Reorganization to any person "related", within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations, to either Acquired Fund or Acquiring Fund or (ii) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person "related", within such meaning, to Acquiring Fund.

(b)            It is not anticipated that dispositions of those Acquiring Fund Shares at the time of, or immediately after, the Reorganization will exceed the usual rate and frequency of dispositions of Acquired Fund Shares as an open-end investment company.

(c)           It is expected that the percentage of Acquired Fund Shares, if any, that will be disposed of as a result, or at the time, of the Reorganization will be of such amount that will not result in the Reorganization not being conducted on a tax-deferred basis under the Code, and that there will be no extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization.

(10)           The fair market value of the assets of Acquired Fund transferred to Acquiring Fund will equal or exceed the sum of (a) the amount of Liabilities of Acquired Fund assumed by Acquiring Fund and (b) the amount of Liabilities, if any, to which the transferred assets are subject.

Drexel Hamilton Centre American Equity Fund
Ameristock Mutual Fund, Inc.

(11)           There are no pending or, to your knowledge, threatened claims or assessments that have been asserted by or against Acquired Fund, other than any disclosed and reflected in the net asset value of Acquired Fund.

(12)           There are no unasserted claims or assessments against Acquired Fund that are probable of assertion.

(13)           Pursuant to the Reorganization, Acquired Fund will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least ninety percent (90%) of the fair market value of the net assets, and at least seventy percent (70%) of the fair market value of the gross assets, that Acquired Fund held immediately before the Reorganization.  For purposes of the foregoing, any amounts Acquired Fund uses to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by Section 22(e) of the Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the imposition of federal income tax under Section 852 of the Code and/or the excise tax under Section 4982 of the Code) will be included as assets held thereby immediately before the Reorganization.

(14)           There is no intercompany indebtedness between Acquiring Fund and Acquired Fund that was issued or acquired, or will be settled, at a discount.

(15)           The sum of (a) the expenses incurred by the Acquiring Fund Manager and the Acquired Fund Manager pursuant to the Agreement, and (b) the Liabilities of Acquired Fund to be assumed by Acquiring Fund in the Reorganization will not exceed twenty percent (20%) of the fair market value of the assets of Acquired Fund transferred to Acquiring Fund pursuant to the Reorganization.

Similarly, with your approval, in rendering the opinions set forth below we have relied upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of Acquiring Fund and Acquiring Fund Manager:

(1)           The Agreement and Reorganization have been duly approved by the Acquiring Fund Board.

(2)           Acquiring Fund: (a) is a "fund" as defined in Section 851(g)(2) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"); (b) has qualified for treatment as a regulated investment company under Part I of Subchapter M of Chapter 1 of Subtitle A of the Code (a "RIC") for each taxable year since the commencement of its operations and qualifies for treatment as a RIC during its current taxable year which includes the Effective Time; (c) has invested its assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and (d) has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

Drexel Hamilton Centre American Equity Fund
Ameristock Mutual Fund, Inc.

(3)           Following the Reorganization, Acquiring Fund will retain at least one-third (1/3) of the assets acquired from Acquired Fund for at least six (6) months following the Effective Time, except for dispositions made in the ordinary course of its business and dispositions necessary to maintain its status as a RIC.

(4)           Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for Acquiring Fund Shares issued in the ordinary course of its business as an open-end investment company; nor does Acquiring Fund, or any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to Acquiring Fund, have any plan or intention to acquire, during the five (5) year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person, any Acquiring Fund Shares issued to Acquired Fund Stockholders pursuant to the Reorganization, except for redemptions in the ordinary course of such business as required by Section 22(e) of the Act.

(5)           During the five (5) year period ending at the Effective Time, neither Acquiring Fund nor any person "related", within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations, to Acquiring Fund will have acquired Acquired Fund Shares with consideration other than Acquiring Fund Shares.

(6)           Without limiting the effect of paragraphs 4 and 5 above, the aggregate value of the acquisitions, redemptions and distributions referred to in such paragraphs and in paragraph 7 of the representations made by Acquired Fund and Acquired Fund Manager will not exceed fifty percent (50%) of the value (without giving effect to such acquisitions, redemptions, and distributions) of the Acquired Fund Shares at the Effective Time.

(7)           There is no plan or intention for Acquiring Fund to be dissolved or merged into another business trust or a corporation or any "fund" thereof, as defined in Code Section 851, following the Reorganization.

(8)           At no time during the five (5) year period ending at the Effective Time has the Acquiring Fund directly or indirectly owned any Acquired Fund Shares.

(9)           The fair market value of the Acquiring Fund Shares each Acquired Fund Stockholder receives in connection with the Reorganization will be equal to the fair market value of the Acquired Fund Shares such Acquired Fund Stockholder surrenders in exchange therefor.

(10)           There is no intercompany indebtedness between Acquiring Fund and Acquired Fund that was issued or acquired, or will be settled, at a discount.

Drexel Hamilton Centre American Equity Fund
Ameristock Mutual Fund, Inc.

III.           Relevant Law

A corporation which is a "party to a reorganization" will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.1  Likewise, the shareholders of a corporation which is a party to a reorganization will not recognize gain or loss if they exchange stock or securities of such corporation solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuance of the plan of reorganization.2

In order to be a treated as a "reorganization," a transaction must satisfy certain statutory requirements contained in Code Section 368 as well as certain regulatory requirements contained in the Treasury Regulations.

Code Section 368(a)(1)(C) provides that a "reorganization" includes the acquisition by one corporation in exchange solely for all or a part of its voting stock of substantially all of the properties of another corporation.  Code Section 368(a)(2)(F) provides that two or more investment companies may engage in a "reorganization" only if each of them is either a RIC, a real estate investment trust or they each meet certain diversification requirements.

The Reorganization will consist of a transfer of all or substantially all of the assets of Acquired Fund to Acquiring Fund, each of which is a corporation for federal income tax purposes, in exchange solely for shares of beneficial interest of Acquiring Fund, which will then be distributed to the Acquired Fund Stockholders.  Therefore, the Reorganization will satisfy the statutory language of Code Section 368(a)(1)(C) to be treated as a "reorganization."

Since each of Acquiring Fund and Acquired Fund is a RIC, the Reorganization will satisfy the statutory language of Code Section 368(a)(2)(F) to be treated as a "reorganization."

In addition to the statutory language of Code Section 368, there are two significant non-statutory requirements for a reorganization, the continuity of interest ("COI") requirement and the continuity of business enterprise ("COBE") requirement. 3

In order to satisfy the COI requirement, "a substantial part of the value of the proprietary interests in the target corporation must [be] preserved."4  This is accomplished "if, in a potential reorganization, [the proprietary interest in the target corporation] is exchanged for a proprietary interest in the [acquiring] corporation…"5  For this purpose, a proprietary interest in the target corporation is not preserved if persons related to the acquiring corporation acquire stock of the target corporation for consideration other than stock of the acquiring corporation.6

__________________________
1  Code § 361.
2  Code § 354.
3  Treas. Reg. § 1.368-1(b).
4  Treas. Reg. § 1.368-1(e)(1)(i).
5  Id.
6  Treas. Reg. § 1.368-1(e)(3).

Drexel Hamilton Centre American Equity Fund
Ameristock Mutual Fund, Inc.

Based upon the representations made above with respect to acquisitions of Acquired Fund Shares by persons "related" to Acquiring Fund, each Acquired Fund Stockholder will receive solely stock of Acquiring Fund as a result of the Reorganization.  Therefore, the Reorganization will satisfy the COI requirement.

In order to satisfy the COBE requirement, a reorganization may satisfy either the "historic business test" or the "historic asset test."7

Under the "historic business test," an acquiring corporation can establish COBE if it either (i) continues the target's historic business, or (ii) continues any significant historic line of business of the target if the target has more than one line of business.  For this purpose, a line of business entered into as part of the plan of reorganization is not a historic business.8

Under the "historic asset test," an acquiring corporation can establish COBE if it uses a "significant" portion of the target's historic business assets in a business.  There is no bright-line percentage test for determining when a "significant" portion of the target's assets are used by the acquiring corporation after the reorganization.  Rather, the determination is made based upon the relative importance of the assets to the operation of the business.9  However, the courts and the Internal Revenue Service (the "IRS") have held that the "historic asset test" will be satisfied if one-third (1/3) of a RIC target's historic assets are retained by the acquiring corporation after a reorganization and the remaining assets are disposed of for cash.10  "Historic business assets" may include stock, securities, or intangible operating assets if they are used in the target's historic business.11

The Reorganization will satisfy the "historic asset test" if (i) the assets to be acquired by Acquiring Fund constitute a "significant" portion of Acquired Fund's historic business assets, and (ii) those assets will be used in a business after the Reorganization by the Acquiring Fund.  In our view, the use of one-third (1/3) of the historic assets of Acquired Fund by Acquiring Fund will constitute the use of a "significant" portion of Acquired Fund's historic assets.  Acquiring Fund has represented that it will retain these historic assets of Acquired Fund which it acquires in the Reorganization for at least six (6) months following the Effective Time, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC.  Therefore, Acquiring Fund will use the historic securities acquired from Acquired Fund in its business of pursuing long-term growth of capital.  As a result, Acquiring Fund will satisfy the "historic asset test" of the COBE requirement and thus will satisfy the COBE requirement.

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7  Treas. Reg. § 1.368-1(d)(1).
8  Treas. Reg. § 1.368-1(d)(2).
9  Treas. Reg. § 1.368-1(d)(3).
10 See, e.g., PLR 200540001 (Oct. 7, 2005).  Private letter rulings cannot be relied upon by a taxpayer as precedent, but they do reflect the views of the IRS with respect to the issues addressed therein.  See also Laure v. Commissioner, 653 F.2d 253 (6th Cir. 1981) (holding that 27% was significant).
11 Treas. Reg. § 1.368-1(d)(1)(3)(ii).

Drexel Hamilton Centre American Equity Fund
Ameristock Mutual Fund, Inc.

In interpreting the "historic business test" in the case of a reorganization involving a RIC, the IRS has held that a corporation engaged in the business of investing in a portfolio of corporate stocks and bonds was not in the same business as a diversified open-end RIC investing in high-grade municipal bonds.12

Acquiring Fund and Acquired Fund are each engaged in the business of investing in equity securities, primarily of large capitalization companies headquartered in the United States.  Based on the most recent Form N-CSRS and Form N-CSR filed by each of Acquiring Fund and Acquired Fund, respectively, each of Acquiring Fund and Acquired Fund had invested over 96 percent of its assets in common equity securities of corporations headquartered in the United States.  In addition, each of Acquiring Fund and Acquired Fund pursue similar investment objectives that focus on capital appreciation or long-term growth of capital.  Based upon the above, we believe that Acquiring Fund and Acquired Fund are engaged in the same "historic business" and Acquiring Fund will continue to pursue this historic business after the Reorganization.  Therefore, in our view, the Reorganization will also satisfy the "historic business test" of the COBE requirement for a "reorganization."

IV.           Opinions

Based upon the foregoing and upon our review of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the IRS, the published opinions of the U.S. Tax Court and other U.S. federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

(1)           Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Acquired Fund's distribution of Acquiring Fund Shares to the Acquired Fund Stockholders actually or constructively in exchange for their Acquired Fund Shares, will constitute a "reorganization" (as defined in Code Section 368(a)), and each of Acquiring Fund and Acquired Fund will be "a party to a reorganization" (within the meaning of Code Section 368(b)).

(2)           Neither Acquired Fund nor Acquiring Fund will recognize any gain or loss upon the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities or on the subsequent distribution (whether actual or constructive) of those Acquiring Fund Shares to Acquired Fund Stockholders in exchange for their Acquired Fund Shares.

(3)           Acquiring Fund's tax basis in each Asset will be the same as Acquired Fund's tax basis therein immediately before the Reorganization, and Acquiring Fund's holding period for each Asset will include Acquired Fund's holding period therefor (except where Acquiring Fund's investment activities have the effect of reducing or eliminating an Asset's holding period).

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12 Rev. Rul. 87-76, 1987-2 C.B. 84.

Drexel Hamilton Centre American Equity Fund
Ameristock Mutual Fund, Inc.

(4)           No Acquired Fund Stockholder will recognize any gain or loss on the exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization.

(5)           An Acquired Fund Stockholder's aggregate tax basis in the Acquiring Fund Shares such Acquired Fund Stockholder receives in the Reorganization will be the same as the aggregate tax basis in the Acquired Fund Stockholder's Acquired Fund Shares such Acquired Fund Stockholder actually or constructively surrenders in exchange for those Acquiring Fund Shares, and such Acquired Fund Stockholder's holding period for those Acquiring Fund Shares will include, in each instance, such Acquired Fund Stockholder's holding period for those Acquired Fund Shares, provided the Acquired Fund Stockholder holds them as capital assets at the Effective Time.

(6)           Acquiring Fund will succeed to and take into account the items of Acquired Fund (e.g., the capital loss carryovers of Acquired Fund), if any, described under Code Section 381, but the use by Acquiring Fund of any such items (e.g., capital loss carryovers) and of capital loss carryovers of Acquiring Fund may be subject to limitation under Code Section 383 and the Treasury Regulations thereunder.

Because our opinion is based upon current law, no assurance can be given that existing United States federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above.  This opinion is provided to you in connection with the Reorganization.  This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Very truly yours, /s/ Seward & Kissel LLP